EXHIBIT 10.2

Merix Corporation

“DEFERRED COMPENSATION PLAN”

(Effective September 1, 2006)

Merix Corporation

DEFERRED COMPENSATION PLAN

THIS PLAN is adopted as of the 1st day of September, 2006, by Merix Corporation, an Oregon corporation, the Service Recipient, hereinafter referred to as the “Plan Sponsor,” as follows:

RECITALS

WHEREAS, the Plan Sponsor wishes to establish the Merix Corporation nonqualified “Deferred Compensation Plan” (the “Plan”) to provide additional retirement benefits and income tax deferral opportunities for a select group of management and/or highly compensated employees. As a result, this Plan is intended to be a “top hat plan,” exempt from certain requirements of ERISA, pursuant to sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; and

WHEREAS, the Plan Sponsor intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation plan for tax purposes and for purposes of Title I of ERISA. This Plan is not intended to qualify for favorable tax treatment pursuant to IRC Section 401(a) of the Code or any successor section or statute. This Plan is intended to comply with the requirements of Section 409A of the Code, as added under The American Jobs Creation Act of 2004, and the Treasury regulations or any other authoritative guidance issued under that section.

NOW, THEREFORE, the Plan Sponsor hereby adopts the following “Deferred Compensation Plan.”

ARTICLE 1

Definitions

For the purpose of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 “Account or Accounts” shall mean a book account reflecting amounts credited to a Participant’s Separation of Service Account and/or Scheduled Withdrawal Account(s), as adjusted for deemed investment performance and all distributions or withdrawals made by the Participant or his or her Beneficiary. To the extent that it is considered necessary or appropriate, the Plan Administrator shall maintain separate subaccounts for each source of contribution under the Plan or shall otherwise provide a means for determining that portion of an Account attributable to each contribution source.

1.2 “Annual Deferral Amount” shall mean that portion of a Participant’s Base Salary, Performance-Based Bonus, commissions and Director Fees that a Participant elects to defer for any one Plan Year.

1.3 “Affiliate” shall mean any business entity other than the Plan Sponsor that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which the Plan Sponsor is a member; all other trade or business (whether or not incorporated) under common control, within the meaning of

Section 414(c) of the Code, with the Plan Sponsor; any service organization other than the Plan Sponsor that is a member of an Affiliated service group, within the meaning of Section 414(m) of the Code, of which the Plan Sponsor is a member; and any other organization that is required to be aggregated with the Plan Sponsor under Section 414(o) of the Code and whose Eligible Employees are authorized to participate in this Plan by the Plan Administrator.

1.4 “Base Salary” shall mean the annual cash compensation relating to services performed during any Plan Year, (excluding bonuses, commissions, overtime, fringe benefits, incentive payments, non-monetary awards, relocation expenses, retainers, directors fees and other fees, severance allowances, pay in lieu of vacations, insurance premiums paid by the Plan Sponsor, insurance benefits paid to the Participant or his or her Beneficiary, stock options and grants, and car allowances) paid to a Participant for services rendered to the Plan Sponsor or an Affiliate. Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Plan Sponsor or an Affiliate and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Section 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Plan Sponsor; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such Plan, the amounts would have been payable in cash to the Participant.

1.5 “Beneficiary” shall mean one or more persons, trusts, estates or other entities that are entitled to receive benefits under this Plan upon the death of the Participant.

1.6 “Cause” shall mean any of the following acts or circumstances:

(a) Willful destruction by the Participant of property of the Plan Sponsor or an Affiliate having a material value to the Plan Sponsor or such Affiliate;

(b) fraud, embezzlement, theft, or comparable dishonest activity committed by the Participant (excluding acts involving a de minimis dollar value and not related to the Plan Sponsor or an Affiliate);

(c) the Participant’s conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude (excluding acts involving a de minimis dollar value and not related to the Plan Sponsor or an Affiliate);

(d) the Participant’s breach, neglect, refusal, or failure to materially discharge the Participant’s duties (other than due to physical or mental illness) commensurate with the Participant’s title and function or the Participant’s failure to comply with the lawful directions of the Board of Directors or a senior managing officer of the Plan Sponsor, or of the Board of Directors or a senior managing officer of an Affiliate that employs the Participant, in any such case that is not cured within fifteen (15) days after the Participant has received written notice thereof from such Board of Directors or senior managing officer;

(e) any willful misconduct by the Participant which may cause substantial economic or reputation injury to the Plan Sponsor, including, but not limited to, sexual harassment, or;

(f) A willful and knowing material misrepresentation to the Board or a senior managing officer of the Plan Sponsor or to the Board of Directors or a senior managing officer of an Affiliate that employs the Participant.

1.7 “Change of Control” shall mean the occurrence of either Subparagraph (a), (b), or (c), below, or any combination of said event(s) as described within the meaning of Treasury regulations 1.409A-3(g)(5):

(a) Change of Ownership of the Plan Sponsor. A change of ownership of the Plan Sponsor occurs on the date that any one person or persons acting as a Group (as that term is defined in Subparagraph (2)) acquires ownership of the stock of the Plan Sponsor, that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Plan Sponsor or of any corporation that owns at least fifty percent (50%) of the total fair market value and total voting power of Plan Sponsor.

However, if any person or Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Plan Sponsor, the acquisition of additional stock by the same person or Group of persons is not considered to cause a Change of Control. In addition, the term Change of Control shall apply if there is an increase in the percentage of stock owned by any one person or persons, acting as a Group, as a result of a transaction in which the Plan Sponsor acquires its stock in exchange for property. The rule set forth in the immediately preceding sentence applies only when there is a transfer of stock of the Plan Sponsor (or issuance of stock of the Plan Sponsor) and the stock of the Plan Sponsor remains outstanding after the transaction.

Persons will not be considered to be acting as a Group solely because they purchase or own stock of the Plan Sponsor at the same time or as a result of the same public offering. However, persons will be considered to be acting as a Group if they are shareholders of the Plan Sponsor and it, or its parent, enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with another corporation. If a person owns stock in the Plan Sponsor and another corporation is involved in a business transaction, then the shareholder of the Plan Sponsor is deemed to be acting as a Group with other shareholders in the Plan Sponsor prior to the transaction.

(b) Effective Change of Control. If the Plan Sponsor does not qualify under Subparagraph (a), above, then it may still meet the definition of Change of Control on the date that either:

(i) Any one person, or more than one person, acting as a Group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Plan Sponsor possessing thirty-five percent (35%) or more of the total voting power of the stock of the Plan Sponsor; or

(ii) A majority of the numbers of the Plan Sponsor’s Board of Directors are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Plan Sponsor’s Board of Directors prior to the date of the appointment or election.

(c) Change in Ownership of Plan Sponsor’s Assets. A change in the ownership of a substantial portion of the Plan Sponsor’s assets occurs on the date that any person, or more than one person acting as a group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or person’s assets from the Plan Sponsor that have a total fair market value equal to more than forty percent (40%) of the total gross fair market value of all of the assets of the Plan Sponsor immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Plan Sponsor, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There will be no Change of Control under this Subparagraph (c) when there is a transfer to an entity that is controlled by the shareholders of the Plan Sponsor immediately after the transfer. A transfer of assets by the Plan Sponsor is not treated as a change in ownership of such assets if the assets are transferred to:

(i) A shareholder of the Plan Sponsor (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, fifty percent (50%) or more of the total value or voting power of which is owned directly or indirectly by the Plan Sponsor;

(iii) A person, or more than one person, acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Plan Sponsor; or

(iv) An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

Notwithstanding the above, the definition of Change of Control shall comply with the definition provided by the Internal Revenue Service in its regulations, as amended from time to time with regard to Section 409A.

1.8 “Claimant” shall mean a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.9 “Compensation” shall mean the total cash remuneration, including regular Base Salary, , Performance-Based Bonus, commissions and Director Fees paid by the Plan Sponsor to an Eligible Employee with respect to his or her services performed for the Plan Sponsor or an Affiliate.

1.10 “Disability” shall mean a condition of the Participant whereby he or she either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Plan Sponsor. A Participant will also be deemed disabled if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of Disability applied under such disability insurance program complies with the requirements of Treasury regulation 1.409A-3(g)(4).

1.11 “Effective Date” is September 1, 2006.

1.12 “Election Form” shall mean the form or forms established from time to time by the Plan Administrator on which the Participant makes certain designations as required on that form and under the terms of the Plan.

1.13 “Eligible Employee” shall mean for any Plan Year (or applicable portion of a Plan Year), a person who is determined by the Plan Sponsor, or its designee, to be a member of a select group of management or highly compensated employees of the Plan Sponsor, and who is designated by the Plan Sponsor, or its designee, to be an Eligible Employee under the Plan. If the Plan Sponsor determines that an individual first becomes an Eligible Employee during a Plan Year, the Plan Sponsor shall notify the individual of its determination and of the date during the Plan Year on which the individual shall first become an Eligible Employee.

1.14 “Entry Date” shall mean with respect to an individual, the first day of the pay period following the date on which the individual first becomes an Eligible Employee. (Wayne, how does this work? If a new participant enters the plan, he/she has 30 days to complete the election forms. Shouldn’t it be the first pay period after the forms are signed, submitted and accepted by Merix?)

1.15 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.16 “Participant” shall mean any Eligible Employee (i) who is selected to participate in this Plan, (ii) who completes and signs certain Election Form(s) required by the Plan Administrator, and (iii) whose signed Election Form(s) are accepted by the Plan Administrator or a former Eligible Employee who continues to be entitled to a benefit under this Plan. A spouse or former spouse of a Participant shall not be treated as a Participant in this Plan or have an Account balance under this Plan, even if he or she has an interest in the Participant’s benefits under this Plan as a result of applicable law or property settlements resulting from legal separation or marital dissolution or divorce

1.17 “Participation Agreement” shall mean the document executed by the Eligible Employee and Plan Administrator whereby the Eligible Employee agrees to participate in the Plan.

1.18 “Performance-Based Bonus” shall mean the Participant’s bonus that is contingent on the satisfaction of pre established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months in which the Participant performs services. Organizational or individual performance criteria are considered pre established if established in writing by no later than ninety (90) days after the commencement of the period of services to which the criteria relates, provided that the right to the amount is substantially uncertain, or the amount itself is not readily ascertainable, at the time the criteria is established within the meaning of Treasury regulation 1.409A-1(e).

1.19 “Permissible Payments” shall mean one or more of the following events upon which payment may be made to a Participant or his Beneficiary under the terms of the Plan: (i) the Participant’s Separation from Service, (ii) the Participant’s death, (iii) the Participant’s Disability, (iv) a change in ownership or effective control of the Plan Sponsor, or in the ownership of a substantial portion of the assets of the Plan Sponsor, (v) upon the occurrence of an Unforeseeable Emergency, or (vi) a time (or pursuant to a fixed schedule) specified under the Plan, within the meaning of Treasury regulation 1.409A-3(a).

1.20 “Plan Administrator” shall be the Board of Directors or their designee. A Participant in the Plan should not serve as a singular Plan Administrator. If a Participant is part of a group of participants designated as a committee or Plan Administrator, then the Participant may not participate in any activity or decision relating solely to his or her individual benefits under the Plan; matters solely affecting the applicable Participant will be resolved by the remaining Plan Administrator members or by the Board.

1.21 “Plan” shall mean the Merix Corporation “Deferred Compensation Plan,” which shall be evidenced by this instrument, as amended from time to time.

1.22 “Plan Sponsor Contribution Account” shall mean: (i) the sum of the Participant’s Plan Sponsor Contribution matching and/or discretionary contribution amounts, plus (ii) amounts credited (net of amounts debited, which may result in an aggregate negative number) in accordance with all applicable crediting provisions of this Plan that relate to the Participant’s Plan Sponsor Contribution Account, less (iii) all distributions made to, or withdrawals by, the Participant or his or her Beneficiary that relate to the Participant’s Plan Sponsor Contribution Account, and tax withholding amounts deducted (if any) from the Participant’s Plan Sponsor Contribution Account. At the time of the Participant’s initial deferral election, the Participant shall specify the time and form in which payment shall be made to the Participant or his or her Beneficiaries from this Account. The Participant may be permitted to change the time or form of payment subject to Paragraph 7.7 (Subsequent Changes to Time and Form of Payment) below.

1.23 “Plan Year” shall mean, for the first plan year, the period beginning on the Effective Date of the Plan and ending December 31 of such calendar year, and thereafter, a twelve (12) month period beginning January 1 of each calendar year and continuing through December 31 of such calendar year.

1.24 “Separation From Service Account” shall mean: (i) the sum of the Participant’s Annual Deferral Amount(s) that may be allocated in whole or in part by a Participant pursuant to his or her initial deferral election to the Separation From Service Account for any one Plan Year, plus (ii) amounts credited (net of amounts debited, which may result in an aggregate negative number), less (iii) all distributions made from, and tax withholding amounts which may have been deducted from the Separation From Service Account. At the time of the Participant’s initial deferral election, the Participant shall specify the form in which payment shall be made to the Participant or his or her Beneficiaries from this Account. Elections made to the Separation from Service Account are irrevocable.

1.25 “Section 409A” shall mean Code Section 409A and the Treasury regulations or other authoritative guidance issued under that section.

1.26 “Specified Employee” shall mean a key employee (as defined by Internal Revenue Code Section 416(i) without regard to paragraph (5) thereof), and as further defined in Treasury regulation 1.409A-(1)(i),) of a Plan Sponsor the stock of which is publicly traded on an established securities market or otherwise within the meaning of Section 409A(2)(B)(i). Notwithstanding other provisions of this Plan to the contrary, distributions by the Plan Sponsor to Specified Employees (if any) may not be made before the date which is six (6) months after the date of Separation from Service (or, if earlier, the date of death of the specified employee) within the meaning of

Treasury regulation 1.409A-(3)(g)(2). If payments to a Specified Employee are to be made in installments each installment payment to which a Specified Employee is entitled upon a Separation from Service will be delayed by six (6) months. A Participant meeting the definition of Specified Employee on December 31 or during a 12 month period ending December 31 will be treated as a Specified Employee for the 12 month period commencing the following April 1.

1.27 “Scheduled Withdrawal Account” shall mean: (i) the sum of the Participant’s Annual Deferral Amount(s) that may be allocated in whole or in part by a Participant pursuant to his or her initial deferral election to the Scheduled Withdrawal Account for any one Plan Year, plus (ii) amounts credited (net of amounts debited, which may result in an aggregate negative number), less (iii) all distributions made to, or withdrawals by, the Participant or his or her Beneficiary, and tax withholding amounts which may have been deducted from the Participant’s Scheduled Withdrawal Account. At the time of the Participant’s annual deferral election, for each Plan Year, the Participant may specify the time and form in which payment shall be made to the Participant. The Participant may be permitted to change the time or form of payment subject to 7.7 (Subsequent Changes to Time and Form of Payment) below.

1.28 “Separation from Service” shall mean a participant’s termination of active employment, whether voluntary or involuntary, other than by death, disability, or leave of absence with the Plan Sponsor or Affiliate(s), within the meaning of Section 409A(a)(2)(A)(i) of the Code, and the treasury regulations thereto, as they may be amended from time to time.

1.29 “Treasury Regulations shall mean regulations promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, either proposed, or permanent, and as may be amended from time to time.

1.30 “Trust” shall mean one or more trusts that may be established in accordance with the terms of the Plan.

1.31 “Unforeseeable Emergency” shall mean a severe financial hardship of the Participant or Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant or Beneficiary’s spouse, or the Participant or Beneficiary’s dependent(s) (as defined in IRC Section 152(a)) or loss of the Participant or Beneficiary’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary within the meaning of Section 409A of the Code, and Treasury regulation 1.409A-3(g)(3).

ARTICLE 2

Selection, Enrollment, Eligibility

2.1 Selection by Plan Sponsor. Participation in this Plan shall be limited to a select group of management or highly compensated employees of the Plan Sponsor, as determined by the Plan Sponsor in its sole and absolute discretion. The initial group of Eligible Employees shall become Participants on the Effective Date of the Plan. Any individual selected by the Plan Administrator as an Eligible Employee after the Effective Date, shall become a Participant on the first Entry Date occurring on or after the date on which he or she becomes an Eligible Employee.

2.2 Re-Employment. If a Participant who incurs a Separation from Service with the Plan Sponsor or an Affiliate, is subsequently re-employed, he or she may at the sole and absolute discretion of the Plan Administrator, become a Participant in accordance with the provisions of above Article.

2.3 Enrollment Requirements. As a condition to participation in this Plan, each selected Eligible Employee shall complete, execute, and return to the Plan Administrator an Election Form within the time specified by the Plan Administrator. In addition, the Plan Administrator shall establish such other enrollment requirements as it determines necessary or advisable. All elections to defer Compensation with respect to a Plan Year shall be irrevocable, except as permitted under Section 3.3(d) below (Unforeseeable Emergency).

2.4 Plan Aggregation Rules. This Plan shall constitute an “account balance plan” as defined in Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A, all amounts deferred by or on behalf of a Participant under this Plan shall be aggregated with deferred amounts under other “account balance plans” currently maintained or adopted in the future by the Plan Sponsor, and all amounts shall be treated as deferred under the rules governing a single plan.

2.5 Termination of Participation and/or Deferrals. If the Plan Administrator determines that a Participant who has not experienced a Separation from Service no longer qualifies as a member of a select group of management or highly compensated employees or that such a Participant’s participation in the Plan could jeopardize the status of this Plan as “unfunded” and “maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees,” the Plan Administrator shall have the right to terminate any deferral election the Participant has made for the remainder of the Plan Year but only to the extent such termination complies with the requirements of Sections 409A, and/or to prevent the Participant from making future deferral elections and receiving Plan Sponsor Contribution Amounts under the Plan.

ARTICLE 3

Contributions and Credits

3.1 Minimum Deferrals.

(a) Annual Deferral Amount. For each Plan Year, a Participant may elect to defer Compensation in fixed dollar amounts or percentages subject to the minimums (if any) set forth in his or her Election Form. If the election is made for less than the stated minimum amount, or if no election is made, the amount deferred shall be zero.

(b) Short Plan Year. If an Eligible Employee first becomes a Participant after the first day of a Plan Year, the minimum Annual Deferral Amount (if any) shall be the amount set forth in his or her Election Form on a prorated basis for the months remaining in the Plan Year.

3.2 Maximum Deferrals.

(a) Annual Deferral Amount. For each Plan Year, a Participant may elect to defer Compensation in fixed dollar amounts or percentages subject to the maximums (if any) set forth in his or her Election Form. If the election is made for more than the stated maximum amount, then the amount deferred shall default to the maximum amount.

(b) Short Plan Year. If an Eligible Employee first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount with respect to Base Salary and commissions for that Plan Year shall be limited to the amount of Compensation not yet earned by the Participant as of the date the Participant submits an Election Form to the Plan Administrator for acceptance.

3.3 Election to Defer Compensation.

(a) First Year of Eligibility. If an Eligible Employee becomes a Participant in the Plan after the beginning of a Plan Year, he or she may make an initial deferral election within thirty (30) days after the date he or she first becomes eligible with respect to Compensation paid for services to be performed subsequent to the election. In the event an election of deferral is made with respect to a Performance-Based Bonus in the first year of eligibility but after the beginning of a performance period, the deferral election will apply to the portion of the bonus paid for services performed subsequent to the election and will be calculated based on the total bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period. An election to defer Compensation shall be irrevocable and shall continue in effect for the entire Plan Year with respect to which it is made, except as provided for below. For these elections to be valid, the Election Form must be completed and signed by the Participant and accepted by the Plan Administrator.

(b) Deferral Election Rules. For each succeeding Plan Year after the first, a Participant shall make an election to defer Compensation, on the Election Form provided by the Plan Sponsor, in his or her taxable year before the year in which the services are performed. If no such Election Forms are timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year. An election to defer Compensation shall include an election as to both the time and form of payment.

(c) Bonus Qualifying as Performance-Based Bonus. Notwithstanding anything in (a) or (b) above to the contrary, to the extent that the Plan Sponsor determines that an Eligible Employee bonus constitutes Performance-Based Bonus, within the meaning of Section 409A(a)(4)(B)(iii) of the Code, based on services performed over a period of at least twelve (12) months, an election to defer Performance-Based Bonus with respect to a performance period shall be made on or before the day which is six (6) months before the end of the performance period. In no event may an election to defer Performance-Based Bonus be made after such bonus has become both substantially certain to be paid or readily ascertainable, within the meaning of Treasury regulations 1.409A-2(a)(7).

(d) Terminations of Deferral Elections Following an Unforeseeable Emergency. If a Participant receives a payment upon an Unforeseeable Emergency under this Plan, the deferral election for that Plan Year shall terminate upon payment to the Participant. A Participant may again elect to defer Compensation for any succeeding Plan Year, in accordance with the terms of this Plan.

3.4 Withholding and Crediting of Annual Deferral Amounts. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled payroll in approximately equal amounts (or as otherwise specified by the Plan Administrator), as adjusted from time to time for increases and decreases in Base Salary (if the Annual Deferral Amount with respect to Base Salary is expressed as a percentage). The, the Performance-Based Bonus, the commissions and/or the Director fees portion of the Annual Deferral Amount shall be withheld at the time such Compensation otherwise would be paid to the Participant. Annual Deferral Amounts shall be credited to a Participant’s Separation of Service Account and/or Scheduled Withdrawal Account at the time such amounts would otherwise have been paid to a Participant.

ARTICLE 4

Earnings on Account(s)

4.01 Account Earnings. From time to time, as appropriate, the Plan Sponsor will also credit the Participant’s Account Balance with interest on the existing credit balance at a rate determined at the sole discretion of the Plan Sponsor, said rate to be 6.15% for the first Plan Year.

ARTICLE 5

Vesting and Taxes

5.1 Vesting of Benefits. A Participant shall at all times be 100% vested in his or her Separation From Service Account and Scheduled Withdrawal Account A Participant’s Plan Sponsor Contribution Account shall vest according to the sole discretion of the Plan Administrator. The vesting schedule applied to each Plan Sponsor contribution shall be communicated to the Participant at the same time that the Participant is informed of such Plan Sponsor contribution. Notwithstanding any vesting schedule established by the Plan Administrator with respect to contributions made to the Plan Sponsor Contribution Account, such Plan Sponsor Contribution Account shall be 100% vested upon the Participant’s death, Disability or upon a Change of Control.

5.2 FICA, Withholding and Other Taxes.

(a) Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Plan Sponsor shall withhold from that portion of the Participant’s Base Salary, , Performance-Based Bonus, commissions and/or Director Fees that are not being deferred, in a manner determined in the sole discretion of the Plan Sponsor, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Plan Sponsor may reduce all or a portion of the Annual Deferral Amount in order to comply with this Section 6.2.

(b) Distributions. The Plan Sponsor, or trustee of the Trust, shall withhold from any payments made to a Participant or Beneficiary under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Plan Sponsor in a manner elected by the Participant or Beneficiary (or in the absence of such an election, in a manner determined in the sole and absolute discretion of the Plan Sponsor or the trustee of the Trust), provided that such manner complies with applicable tax withholding requirements.

ARTICLE 6

Permissible Payments, Changes in Time and Form of Payments, Method of Payments

6.1 Payment Following Retirement or Separation From Service. A Participant shall be paid his or her vested Account balance with payments being made or commencing within ninety (90) days following the Participant’s Retirement or if earlier, within sixty (60) days following the Participant’s Separation from Service. Notwithstanding the above, if the Participant is a Specified Employee, as described in Section 416(i) of the Code without regard to paragraph 5 thereof, and as further defined in Treasury regulation 1.409A-(1)(i), such payment shall instead be made or commence six (6) months after the Participant’s Separation from Service, or Retirement. Amounts shall be distributed according to the form of payment selected by the Participant and permitted by the Plan.

6.2 Payment Following Disability. In the event of a qualifying Disability, the Participant shall be paid his or her vested Account balance with payment or payments being made or commencing within sixty (60)) days following the determination of a Participant’s Disability. Amounts shall be distributed according to the form of payment selected by the Participant and permitted by the Plan Sponsor.

6.3 Payment Following Death. In the event of the Participant’s death, the Participant’s Beneficiary shall be paid the Participant’s vested Account balance with payment or payments being made or commencing within sixty (60) days following the date of death of the Participant (without regard to whether the Participant was treated as a Specified Employee). Amounts shall be distributed according to the form of payment selected by the Participant and permitted by the Plan Sponsor.

6.4 Payment Following Change in Control. A Participant shall be paid his or her vested Account balance following a Change in Control with payments being made or commencing within sixty (60) days following the Change in Control event, but only to the extent such payment(s) complies with regulations and other guidance issued by the United States Secretary of the Treasury or Internal Revenue Service with respect to Section 409A(a)(2)(A)(v) of the Code. Amounts shall be distributed in the form of a lump sum payment.

6.5 Payment in the Event of an Unforeseeable Emergency. If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Plan Administrator for payment of an amount that shall not exceed the lesser of: (i) the Participant’s vested Account(s), or (ii) the amount reasonably needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment. A Participant may not receive such a payment to the extent that the Unforeseeable Emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. If the Plan Administrator approves a Participant’s petition for a payment then the Participant shall receive said payment, in a lump sum, as soon as administratively feasible after such approval.

6.6 Subsequent Changes in the Time or Form of Payment. If permitted by the Plan Sponsor, and subject to the limitations set forth below, a Participant may elect to change his or her time or form of payment, by submitting a new Election Form to the Plan Administrator, provided the following conditions are met:

(i) Such change will not take effect until at least twelve (12) months after the date on which the new election is made and approved by the Plan Administrator

(ii) the change cannot be made less than twelve (12) months before the date of the first scheduled original payment,

(iii) In the case of an election related to a payment other than a payment on account of death, disability, or unforeseeable emergency, the first payment with respect to which the change is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

6.7 Effect of Other Permissible Payment Events. Should an event occur that triggers a payment under Sections 6.1 (payment following Retirement or Separation from Service), 6.2 (payment following Disability), 6.3 (payment following Death), or 6.5 (payment following a Change in Control), any Account balances subject to the Scheduled Withdrawal Account(s) under Sections 6.1 and 6.4 that have not yet been paid shall not be paid in accordance with Section 6.1 and 6.4, but instead shall be paid in accordance with the event that triggers a distribution under the above referenced Sections.

6.8 Additional Pre-Retirement Death Benefit. In addition to any other benefits payable under this Plan, upon the death of a Participant prior to Separation from Service, the Plan Sponsor shall pay to the Participant’s Beneficiary a lump sum payment equal to the Participant’s annual Base Salary rate at the time of the Participant’s death. Payment of this benefit shall be contingent upon the Participant providing consent for the Plan Sponsor to purchase a corporate-owned life insurance policy on the Participant’s life and upon such policy being issued to the Plan Sponsor.

6.9 Method of Payments.

(a) Definition of Payment. The term “payment” shall be treated as a single payment for purposes of subsequent changes of time or form of payment, within the meaning of Treasury regulations 1.409A-2(b)(2)(iii).

(b) Form of Payment. If permitted by the Plan Sponsor, a Participant, in connection with his or her commencement of participation in the Plan, may elect the form (method) of payment for the applicable Permissible Payment event. Upon the occurrence of a Permissible Payment event, the Account(s) shall be calculated as of the date of said event. If a Participant has failed to select a payment form, his or her Account(s) shall be paid in a lump sum. Installment payments (if applicable) made after the first payment shall be paid on or about the first business day in January of each subsequent year until all required installments have been paid. The amount of each payment shall be determined by dividing the value of the Account(s) immediately prior to such payment by the number of payments remaining to be paid. Any unpaid Account Balance shall continue to be valued pursuant to Article 4.01, in which case any deemed income, gains, losses, or expenses shall be reflected in the actual payments. The final installment payment shall be equal to the balance of the Account(s), calculated as of the payment date.

(c) Lump Sum Payment of Minimum Account Balances. Notwithstanding anything else contained herein to the contrary, if a Participant or Beneficiary is to receive a Permissible Payment in the form of installments, and if the Vested Account balance for a Participant at the due date of the first installment is ten thousand dollars ($10,000.00) or less, payment of the Account(s) shall be made instead in a lump sum, and no installment payments shall be available.

6.10 No Accelerations. Notwithstanding anything in this Agreement to the contrary, no change submitted on a Participant Election Form shall be accepted by the Plan Sponsor if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted by Section 409A), and the Plan Sponsor shall deny any change made to an election if the Plan Sponsor determines that the change violates the requirement under Section 409A. The Plan Sponsor may, however, accelerate certain distributions under the Plan to the extent permitted under Section 409A (e.g., Q&A 15 of IRS Notice 2005-1) as follows:

(a) Domestic Relations Order. The Plan will permit direct payment of a Participant’s vested Account Balance to an individual other than a Participant as necessary to fulfill a domestic relations order, as defined in Section 414(p)(1)(B) of the Code.

(b) Conflicts of Interest. The Plan will permit such acceleration of the time or schedule of payment under the Plan as may be necessary to comply with a certificate of divesture.

(c) Payment of Employment Taxes. The Plan will permit the acceleration of the time or schedule of a payment to pay the Federal Insurance Contributions Act (FICA) tax imposed on Compensation deferred by a Participant and Plan Sponsor Contributions under the Plan (the FICA amount). Additionally, the Plan will permit the acceleration of the time or schedule of a payment to pay the income tax on wages imposed as a result of the payment of the FICA amount, and to pay the additional income tax on wages attributable to the pyramiding wages and taxes. However, the total payment under this acceleration provision will not exceed the aggregate of the FICA amount, and the income tax withholding related to such FICA amount.

(d) Payment upon Income Inclusion under Section 409A. The Plan will permit the acceleration of the time or schedule of a payment to a Participant at any time the Plan fails to meet the requirements of 409A and related Treasury Regulations. Such Payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of 409A and associated Treasury Regulations.

6.11 Unsecured General Creditor Status of Participant:

(a) Payment to the Participant or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Plan Sponsor and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Plan Sponsor’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Plan Sponsor under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Plan Sponsor and no such person shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Plan Sponsor.

(b) In the event that the Plan Sponsor purchases an insurance policy or policies insuring the life of a Participant or employee, to allow the Plan Sponsor to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever in said policy or the proceeds there from. The Plan Sponsor, or Trustee shall be the primary owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein.

(c) In the event that the Plan Sponsor purchases an insurance policy or policies on the life of a Participant as provided for above, then all of such policies shall be subject to the claims of the creditors of the Plan Sponsor.

(d) If the Plan Sponsor chooses to obtain insurance on the life of a Participant in connection with its obligations under this Plan, the Participant hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Plan Sponsor or the insurance company designated by the Plan Sponsor.

6.12 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or Administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Sponsor and the Plan Administrator from further liability on account thereof.

6.13 Excise Tax Limitation: In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to the Participant or for the Participant’s benefit paid or payable or distributed or distributable (including, but not limited to, the acceleration of the time for the vesting or payment of such benefit or payment) pursuant to the terms of this Plan or otherwise in connection with, or arising out of, the Participant’s employment with the Plan Sponsor or any of its Affiliates or a Change of Control within the meaning of Section 280G of the Code (a “Payment” or “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced (but not below zero) but only to the extent necessary that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Section 4999 Limit”). Unless the Participant shall have given prior written notice specifying a different order to the Plan Sponsor to effectuate the limitations described in the preceding sentence, the Plan Sponsor shall reduce or eliminate the Payments by first reducing or eliminating those Payments or benefits which are not payable in cash and then by reducing or eliminating cash Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. Any notice given by the Participant pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Participant’s rights and entitlements to any benefits or compensation.

6.15 Delay in Payment by Plan Sponsor. In the case of payments by the Plan Sponsor to a Participant or Participant’s Beneficiary, the deduction for which would be limited or eliminated by the application of IRC Section 162(m), payments that would otherwise violate securities laws, or payments that would violate loan covenants or other contractual terms to which the Participant is a party, and where such a violation would result in material harm to the Plan Sponsor, said payments may be delayed. In the case of deduction limitations imposed by IRC Section 162(m) payment will be deferred either to a date in the first year in which the Plan Sponsor reasonably anticipates that a payment of such amount would not result in a limitation under 162(m) or the year in which the Participant Separates from Service. Payments delayed for other permissible reasons must be made in the first calendar year in which the Plan Sponsor reasonably anticipates that the payment would not violate the loan contractual terms, the violation would not result in material harm to the Plan Sponsor, or the payment would not result in a violation of Federal securities law or other applicable laws.

ARTICLE 7

Beneficiary Designation

7.1 Designation of Beneficiaries.

(a) Each Participant may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in the form prescribed by the Plan Administrator, and shall be effective only when filed in writing with the Plan Administrator during the Participant’s lifetime.

(b) In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Plan Sponsor shall pay the benefit payment to the Participant’s spouse, if then living, and if the spouse is not then living to the Participant’s then living descendants, if any, per stripes, and if there are no living descendants, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Plan Sponsor may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator.

(c) If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Plan Sponsor may distribute the payment to the Participant’s estate without liability for any tax or other consequences, or may take any other action which the Plan Sponsor deems to be appropriate.

7.2 Information to be Furnished by Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Plan Sponsor’s records shall be binding on the Participant or Beneficiary for all purposes of this Plan. The Plan Sponsor shall not be obligated to search for any Participant or Beneficiary beyond the sending of a registered letter to the last known address.

ARTICLE 8

Termination, Amendment or Modification

8.1 Plan Termination. The Plan Sponsor reserves the right to terminate the Plan in accordance with one of the following, subject to the restrictions imposed by 409A and associated Treasury Regulations:

(a) Corporate Dissolution or Bankruptcy - Distributions will be made if the Plan is terminated within twelve (12) months of a corporate dissolution taxed under IRC Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of:

(i) The calendar year in which the Plan termination occurs;

(ii) The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii) The first calendar year in which the payment is administratively practicable.

(b) Change of Control - Distributions will be made if the Plan Sponsor terminates the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control event (as defined in Treasury Regulations 1.409A-2(g)(4)(i)). The plan will then be treated as terminated only if all substantially similar arrangements sponsored by the Plan Sponsor are terminated so that all participants in all similar arrangements are required to receive all amounts of Compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(c) Discretionary Termination The Plan Sponsor may also terminate the Plan and make distributions provided that:

(i) All plans sponsored by the Plan Sponsor that would be aggregated with any terminated arrangements under Reg. 1.409A-1(c) that are terminated;

(ii) No payments other than payments that would be payable under the terms of the plan if the termination had not occurred are made within twelve (12) months of the plan termination;

(iii) All payments are made within twenty-four (24) months of the plan termination; and

(iv) The Plan Sponsor does not adopt a new plan that would be aggregated with any terminated plan if the same Participant participated in both arrangements, at any time within five years following the date of termination of the Plan.

The Plan Sponsor also reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time.

8.2 Amendment. The Plan Sponsor may, at any time, amend or modify this Plan in whole or in part; provided, however, that, except to the extent necessary to bring the Plan into compliance with Section 409A(a)(2),(3), or (4): (i) no amendment or modification shall be effective to decrease the value or vested percentage of a Participant’s Account(s), in existence at the time an amendment or modification is made, and (ii) no amendment or modification shall materially and adversely affect the Participant’s rights to be credited with additional amounts on such Account(s), or otherwise materially and adversely affect the Participant’s rights with respect to such Account(s). The amendment or modification of this Plan shall have no effect on any Participant or Beneficiary who has become entitled to the payment of benefits under this Plan as of the date of the amendment or modification.

ARTICLE 9

Administration

9.1 Plan Administrator Duties. The Plan Administrator shall be responsible for the management, operation and administration of the Plan. The Plan Administrator shall act at meetings by affirmative vote of a majority of its members. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a unanimous written consent to the action is signed by all members and such written consent is filed with the minutes of the proceedings of the Plan Administrator. A member shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chair or any other member or members of the Plan Administrator designated by the Chair may execute any certificate or other written direction on behalf of the Plan Administrator. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant or the Plan Sponsor. No provision of this Plan shall be construed as imposing on the Plan Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

9.2 Plan Administrator Authority. The Plan Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) To construe and interpret the terms and provisions of this Plan;

(b) To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries; to determine the time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;

(c) To maintain all records that may be necessary for the administration of this Plan;

(d) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(e) To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;

(f) To administer this Plan’s claims procedures;

(g) To approve election forms and procedures for use under this Plan; and

(h) To appoint a plan record keeper or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Plan Administrator may from time to time prescribe.

9.3 Binding Effect of Decision. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

9.4 Compensation, Expenses and Indemnity. The Plan Administrator shall serve without compensation for services rendered hereunder. The Plan Administrator is authorized at the expense of the Plan Sponsor to employ such legal counsel and/or Plan record keeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Plan Sponsor.

9.5 Plan Sponsor Information. To enable the Plan Administrator to perform its functions, the Plan Sponsor shall supply full and timely information to the Plan Administrator, on all matters relating to the Compensation of its Participants, the date and circumstances of the Disability, death, or Separation from Service of its employees who are Participants, and such other pertinent information as the Plan Administrator may reasonably require.

9.6 Periodic Statements. Under procedures established by the Plan Administrator, a Participant shall be provided a statement of account on an annual basis (or more frequently as the Plan Administrator shall determine) with respect to such Participant’s Accounts.

ARTICLE 10

Claims Procedures

10.1 Claims Procedure. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified in Section 2560.503-1 of the Department of Labor Regulations. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a) Claim. A Participant or Beneficiary (hereinafter referred to as a “Claimant”) who believes he or she is entitled to any Plan benefit under this Plan may file a claim with the Plan Sponsor. The Plan Sponsor shall review the claim itself or appoint an individual or entity to review the claim.

(b) Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the claimant receives written notice from the Plan Sponsor or appointee of the Plan Sponsor prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision. Such extension is not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed. If the Plan Sponsor denies the claim, it must provide to the Claimant, in writing or by electronic communication:

(i) The specific reasons for such denial;

(ii) Specific reference to pertinent provisions of this Plan on which such denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; and

(iv) A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.

(c) Review Procedures. A request for review of a denied claim must be made in writing to the Plan Sponsor within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Plan Sponsor’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Plan Sponsor. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the benefit determination. Upon completion of its review of an adverse initial claim determination, the Plan Sponsor will give the Claimant, in writing or by electronic notification, a notice containing:

(i) its decision;

(ii) the specific reasons for the decision;

(iii) the relevant Plan provisions on which its decision is based;

(iv) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefit;

(v) a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

(vi) If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(c) Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(d) Failure of Plan to Follow Procedures. If the Plan fails to follow the claims procedure required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide reasonable claims procedure that would yield a decision on the merits of the claim.

(e) Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

10.2 Arbitration of Claims. All claims or controversies arising out of or in connection with this Plan shall, subject to the initial review provided for in the foregoing provisions of this Article be resolved through arbitration as provided in this Article. Except as otherwise provided or by mutual agreement of the parties, any arbitration shall be administered under and by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedure then in effect. The arbitration shall be held in the JAMS office nearest to where the Claimant is or was last employed by the Plan Sponsor or at a mutually agreeable location. The prevailing party in the arbitration shall have the right to recover its reasonable attorney’s fees, disbursements and costs of the arbitration (including enforcement of the arbitration decision), subject to any contrary determination by the arbitrator.

ARTICLE 11

The Trust

11.1 Establishment of Trust. The Plan Sponsor may establish a grantor trust, of which the Plan Sponsor is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code, to pay benefits under this Plan (the “Trust”). If the Plan Sponsor establishes a Trust, all benefits payable under this Plan to a Participant shall be paid directly by the Plan Sponsor from the Trust. To the extent such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Plan Sponsor. The Trust, if any, shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33. If the Plan Sponsor establishes a Trust, the assets of the Trust will be subject to the claims of the Plan Sponsor’s creditors in the event of its insolvency. Except as may otherwise be provided under the Trust, the Plan Sponsor shall be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his or her designated Beneficiaries shall not have any property interest in any specific assets of the Plan Sponsor other than the unsecured right to receive payments from the Plan Sponsor, as provided in this Plan.

11.2 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust (if established) shall govern the rights of the Participant and the creditors of the Plan Sponsor to the assets transferred to the Trust. Each shall at all times remain liable to carry out its obligations under the Plan. The Plan Sponsor’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

11.3 Contribution to the Trust. Amounts may be contributed by the Plan Sponsor to the Trust at the sole discretion of the Plan Sponsor.

ARTICLE 12

Miscellaneous

12.1 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein. To the extent any provision of the Plan is determined by the Plan Administrator (acting in good faith), the Internal Revenue Service, the United States Department of the Treasury or a court of competent jurisdiction to fail to comply with Section 409A(a)(2),(3) or (4) of the Code with respect to any Participant or Participants, such provision shall have no force or effect with respect to such Participant or Participants.

12.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. Except as provided for in Section 6.10(a) above, no part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment (except to the extent the Plan Sponsor may be required to garnish amounts from payments due under this Plan pursuant to applicable law) or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participants’ or any other persons’ bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Plan Administrator shall direct.

12.3 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Plan Sponsor and the Participant. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Plan Sponsor as an employee or to interfere with the right of the Plan Sponsor to discipline or discharge the Participant at any time.

12.4 Unclaimed Benefits. In the case of a benefit payable on behalf of such Participant, if the Plan Administrator is unable to locate the Participant or beneficiary to whom such benefit is payable, such Plan benefit may be forfeited to the Plan Sponsor upon the Plan Administrator’s determination. Notwithstanding the foregoing, if, subsequent to any such forfeiture, the Participant or beneficiary to whom such Plan benefit is payable makes a valid claim for such Plan benefit, such forfeited Plan benefit shall be paid by the Plan Administrator to the Participant or beneficiary, without interest from the date it would have otherwise been paid.

12.5 Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Oregon, without regard to its conflicts of laws principles.

12.6 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last known address as shown on the records of the Plan Sponsor. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

12.7 Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Employees of the Plan Sponsor. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

12.8 Compliance. A Participant shall have no right to receive payment with respect to the Participant’s Account Balance until all legal and contractual obligations of the Plan Sponsor relating to establishment of the Plan and the making of such payments shall have been complied with in full.

12.9 Successor Company. The Plan may be continued after a sale of assets of the Plan Sponsor, or a merger or consolidation of the Plan Sponsor into another corporation or entity only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall automatically terminate, and the provisions of Article 9.1 shall become operative.

12.10 Section 409A Compliance. Notwithstanding anything in the Plan to the contrary, (i) this Plan may be amended by the Plan Sponsor at any time, retroactively if required, to the extent required to conform the Plan to Section 409A, (ii) no provision of the Plan shall be followed to the extent that following such provision would result in a violation of Section 409A, and (iii) no election made by a Participant hereunder, and no change made by a Participant to a previous election shall be accepted by the Plan Sponsor if the Plan Sponsor determines that acceptance of such election or change could violate any of the requirements of Section 409A, resulting in early taxation and penalties.

IN WITNESS WHEREOF, the Plan Sponsor has signed this Plan document as of             , 20    .

ATTEST/WITNESS	For: Merix Corporation

(Signature)	(Signature)

(Print Name)	(Print Name)

(Title)

(Date)

CORPORATE RESOLUTIONS

BE IT RESOLVED by the Board of Directors of Merix Corporation, that said Corporation hereby establishes a nonqualified deferred compensation plan for select directors, executives, officers, and members of management.

WHEREAS, each Participant has rendered competent and faithful service on behalf of the Corporation resulting in substantial growth and profits to the Corporation; and

WHEREAS, the Corporation values the efforts, abilities and accomplishments of the Participants as important members of management and recognized that their future services are vital to its continued growth and profits and that the loss of their services would result in substantial financial losses; and

WHEREAS, the Corporation desires to provide additional compensation them and their heirs in recognition of their past and future services; and

WHEREAS, each Participant by agreeing to participate in this Plan, has indicated that he/she desires to provide for the financial security of his/her family;

NOW, THEREFORE, BE IT RESOLVED, that the Merix Corporation “Deferred Compensation Plan” is hereby adopted effective September 1, 2006.

BE IT FURTHER RESOLVED, that                     , be authorized, on behalf of the Corporation, to take all actions and to execute all documents he deems necessary to place the Plan into effect.

(SPECIMEN)

Department of Labor Notification Letter

(To Be Completed on Corporate Letterhead)

TO:	Top Hat Plan Exemption

Pension and Welfare Benefits Administration

Room N-1513 – Public Disclosure Room

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, DC 20210

FROM:	ABC Corporation, Inc.

Employer Identification Number: 72-7713918

1000 Park Avenue, Suite C-17

Anywhere, USA 77777

                     DATE

This document constitutes the statement required by 29 C. F. R. Sec. 2520 104-23 (a) (1) to be filed with the Secretary of Labor in respect to a Non-Qualified Deferred Compensation Plan maintained by the above employer.

The employer currently maintains              Nonqualified Deferred Compensation Plan for employees who are members of a select group of management or who are highly compensated. There are currently              participants in the plan. A copy of the plan document will be furnished upon request.

Respectfully submitted,

(To be signed by an officer of the Corporation)